                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



         Date of Report (date of earliest event Reported) July 15, 1999




                              COLUMBIA ENERGY GROUP
             (Exact name of registrant as specified in its charter)


        Delaware                     1-1098                   13--1594808
(State or other jurisdiction       (Commission               (IRS Employer
     of incorporation)             File Number)            Identification No.)


          13880 Dulles Corner Lane, Herndon, VA 20171-4600 (Address of
                          principal executive offices)


        Registrant's telephone number, including area code (703) 561-6000

Item 5. Other Events

            Information contained in News Releases dated July 15, 1999 is incorporated herein by reference.

                                    SIGNATURE


            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          Columbia Energy Group
                                          ---------------------
                                               (Registrant)




                                          By    /s/ Jeffrey W. Grossman
                                             ----------------------------------
                                             Vice President & Controller


Date: July 19, 1999

For Immediate Release                                                  CONTACTS:
July 15, 1999                             Thomas L. Hughes (Financial Community)
                                                                    703/561-6001
                                                  R. A. Rankin, Jr. (News Media)
                                                                    703/561-6044

COLUMBIA ENERGY GROUP INCREASES
STOCK REPURCHASE PROGRAM BY $400 MILLION

      HERNDON, Va., July 15 - Columbia Energy Group announced today that its board of directors has authorized a $400 million increase in the company's open market share repurchase program, bringing the total current amount available under the program to $420 million. The board authorized the repurchases to take place through July 14, 2000.

      The board considers Columbia's stock a good long-term investment and determined that the increase in the authorized amount of share repurchases would provide additional liquidity and some immediate value for those shareholders interested in cash, while enabling long-term shareholders to increase their proportionate interest in Columbia's equity and therefore in the company's earnings and assets.

      Oliver G. Richard, III, Columbia's chairman, president and CEO said, "The board has taken this action because it believes Columbia's true value is not fully reflected in its current stock price, which was impacted in 1999 by much warmer than usual weather and by significant investments and costs in the marketing segment, and does not reflect Columbia's long-term business prospects. This repurchase program, announced on the same day as we reported our fourth consecutive quarter of increased net income, demonstrates our clear commitment to enhance shareholder value in both the near and long term. We continue to implement our strategic initiatives to take advantage of opportunities in a rapidly evolving energy industry."

      Columbia previously has repurchased approximately $80 million of its common shares under a $100 million buyback program authorized by the board in February 1999.

      As required under the securities laws, Columbia will not repurchase any of its securities under the repurchase program until a Schedule 13e-1 containing certain information is filed with the Securities and Exchange Commission and sent to Columbia's shareholders. The repurchase program authorizes Columbia Energy Group to make purchases in the open market or otherwise. Any market purchase transactions will be effected on the New York Stock Exchange. The timing and terms of these purchases, and the number of shares actually purchased, will be determined by management based on market conditions and other factors. Purchases will be conducted in accordance with applicable rules of the Securities and Exchange Commission. Purchased shares will be held in


                                    - more -
treasury and will be available for general corporate purposes or resale at a future date, or will be retired. Any purchases will be financed with short-term debt, or made from available funds. The plan may be suspended or terminated at any time, at the company's discretion. This announcement is not a request or offer for tender of shares to the company. The company currently has approximately 82 million shares outstanding.

      Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with 1998 revenues of nearly $6.6 billion and assets of about $7 billion. Its operating companies engage in all phases of the natural gas business, including exploration and production, transmission, storage and distribution, as well as commodities marketing, energy management, propane sales and electric power generation, sales and trading. Information about Columbia Energy Group (NYSE:CG) is available on the Internet at www.columbiaenergygroup.com.

      This press release contains "forward-looking statements" within the meaning of the federal securities laws, including statements concerning Columbia's plans, objectives and expected performance. There can be no assurance that actual results will not differ materially due to various factors, many of which are beyond the control of Columbia, including, but not limited to, competition, the regulatory approval process, weather, supply and demand for natural gas, electricity, propane and petroleum and changes in general economic conditions. The safe harbor provisions of the Private Securities Litigation Reform Act with respect to forward-looking statements are not available to statements made in connection with a tender offer.


                                      # # #

FOR IMMEDIATE RELEASE                                                  CONTACTS:
July 15, 1999                       News Media: R.A. Rankin, Jr.  (703) 561-6044
                           Financial Community:  Thomas L. Hughes (703) 561-6001
                                            Melissa E. Bockelmann (703) 561-6011


COLUMBIA ENERGY GROUP POSTS
HIGHER EARNINGS FOR 1999 SECOND QUARTER

      HERNDON, Va., July 15 -- Columbia Energy Group today reported second quarter 1999 net income of $26.1 million, or 32 cents per share, up $3.3 million, or five cents per share, over the same period in 1998.

       Oliver G. Richard III, chairman, president and CEO of Columbia Energy Group, said, "We are pleased to report that the 1999 second quarter marks the fourth consecutive quarter where net income increased over the same period in the prior year. Nine of the past 11 quarters have shown similar improvements. We are proud of the significant strides Columbia made during 1999's second quarter toward meeting our ongoing strategic goals, especially for some of our nonregulated businesses. These included a discovery in the company's exploration and production operations, three acquisitions in our propane business, and the start of construction on a new fiber network for telecommunications along our pipelines' right-of-way."

      During the 1999 second quarter, Columbia Energy Resources, Columbia's exploration and production subsidiary, purchased a working interest in nearly 500 natural gas and oil wells and more than 170,000 net acres of developed and undeveloped property and added to its natural gas gathering system. It also continued to redefine the Appalachian Basin with the discovery of a potentially new and significant natural gas production zone in West Virginia.

      Columbia Propane successfully completed two acquisitions and announced a third during the 1999 second quarter that will substantially increase its service area and nearly triple the number of customers it serves. When Columbia Propane completes its pending acquisition of National Propane Partners, L.P. later this month, it will serve nearly 340,000 customers in 35 states.

      Richard said he is particularly pleased with Columbia's recently unveiled plans to build the initial leg of its telecommunications network, serving the Washington, D.C. to New York City corridor. A wholly owned Columbia subsidiary will build and maintain a fiber network on pipeline rights-of-way. The Washington to New York fiber link is expected to be completed by the end of 1999.


                                    - more -

      Richard also noted, relative to the marketing operations, "Brian Watt, recently named president and CEO of Columbia Energy Services, will be continuing the strategic assessment of all facets of Columbia Energy Services' businesses, which was begun in the first quarter of 1999. Due to his early participation in this project he has an excellent knowledge of these businesses and I am confident he will provide the necessary direction, immediately. Although showing improvement, we continue to be dissatisfied with Columbia Energy Services' operations and results."

      Richard said, "Our current thinking is that operating income for the full year should be around $625 million, or 15 percent higher than 1998, with much of the increase coming from our nonregulated segments."

      The $3.3 million increase in second quarter net income was primarily attributable to tax planning initiatives and improved results from the distribution operations, partially offset by higher expenses associated with expanding Columbia's retail marketing operations and costs associated with an offer made to acquire a company that was later withdrawn.

      Second quarter 1999 revenues totaled $1.7 billion, up $373.4 million over the 1998 period, while operating income was $64.3 million, a decrease of $6.6 million from last year's second quarter.

SECOND QUARTER RESULTS BY SEGMENT

      The TRANSMISSION AND STORAGE segment's second quarter 1999 operating income was $55.9 million, down $2.9 million from 1998. The decrease was due largely to a favorable adjustment in 1998 for Columbia Gulf Transmission's regulatory settlement. Improving the 1999 second quarter was additional revenue from Columbia Gas Transmission's three-year market expansion project, which will be completed at the end of 1999.

      Second quarter operating income for the DISTRIBUTION segment of $16.6 million rose $3.2 million over the year-earlier period. Improving operating income were increased transportation revenues and lower other taxes, primarily reflecting reduced property taxes. Second quarter results in both years were hampered by warmer than normal weather.

      Operating income of $6.9 million for the EXPLORATION AND PRODUCTION segment decreased $1.6 million from the 1998 second quarter, reflecting lower gas prices. Gas prices received for natural gas production averaged $2.69 per thousand cubic feet (Mcf), down 12 cents per Mcf from the 1998 period. Production of 10.3 billion cubic feet (Bcf) was unchanged from 1998's second quarter.

      The MARKETING segment reported an operating loss of $10.5 million, primarily reflecting additional customer acquisition costs for retail marketing operations and higher expenses for increased staffing levels. Gross margins increased $4.6 million due primarily to improved margins from retail and wholesale operations and fees related to gas management activities for third parties. In the 1998 period, the marketing segment had an operating loss of $7.6 million. Gas sales customers now total over 320,000, compared to 53,300 in 1998's second quarter. Gas sales were 391.4 Bcf for the second quarter, an increase of 44 Bcf over last year, and power sales of 9,910 gigawatt hours
(Gwen) were up 6,862 Gwen, or over three times the 1998 level.


                                    - more -

      Higher operating expenses led to an operating loss for the PROPANE, POWER GENERATION AND LNG segment of $500,000 versus an operating loss of $200,000 last year. During the 1999 second quarter, Columbia Propane Corporation completed an acquisition that contributed to the 6.5 million-gallon increase in propane sales over the year-earlier period.

      The corporate segment reflected a loss of $4.1 million versus a $2 million loss in the 1998 second quarter. The additional loss related to expenses incurred for consulting services when Columbia made an offer to acquire Consolidated Natural Gas Company that was later withdrawn.

RESULTS FOR FIRST HALF OF 1999

      Columbia's net income for the 1999 first half was $176.5 million, or $2.13 per share, an increase of $6.2 million, or 9 cents per share, over the 1998 first half.

      This improvement reflected the impact of colder weather in 1999 and a $20.6 million after-tax gain recorded in the 1999 first quarter for the producer contract settlement stemming from Columbia's bankruptcy proceedings that concluded in 1995, largely offset by an increased loss in the marketing segment, higher operating expenses and lower prices for natural gas production. Also affecting the year-to-year comparison was a 1998 reduction in postretirement benefit costs that reflected the purchase of insurance for a portion of those liabilities.

RESULTS BY SEGMENT

      The TRANSMISSION AND STORAGE segment's operating income for the 1999 first half was $200.1 million, up $23.5 million over the same period last year. The increase reflected the prep-tax effect of the producer settlement mentioned above, additional revenues from Columbia Gas Transmission's market expansion project, and increased transportation and storage services. Partially offsetting these increases was the effect of a 1998 improvement attributable to the reduction in postretirement benefit costs and Columbia Gulf Transmission's regulatory settlement, both mentioned previously. Both periods included base gas sales; $14.4 million in 1999 and $13.4 million in 1998.

      DISTRIBUTION'S operating income of $146.8 million rose $13.3 million, primarily reflecting the weather-related improvement, mentioned previously. Results for both years were hampered by warmer than normal weather; however, 1999 was 15 percent colder than 1998, which improved net revenues about $36 million. Results for 1998 were helped by a reduction in postretirement benefit costs that contributed approximately $16 million to 1998 operating income.

      EXPLORATION AND PRODUCTION'S operating income of $12.5 million was $10.4 million below 1998 due to sharply lower gas prices. Gas prices averaged $2.56 per Mcf in the first half of 1999 compared to $3.09 per Mcf last year, while 1999 gas production of 20.9 Bcf was up 0.7 Bcf.

      The MARKETING segment's operating loss of $32 million was $18.9 million greater than in 1998. Higher operating costs in 1999 primarily reflected higher investment in infrastructure, customer acquisition and retention costs as well as additional staffing levels. Total gross margins decreased $1.1 million primarily due to weak wholesale trading results.


                                    - more -

      PROPANE, POWER GENERATION AND LNG'S operating income of $8.6 million improved $1.3 million over last year, primarily reflecting additional propane sales from recent acquisitions. Though reduced by the warmer than normal weather, propane sales were 55.5 million gallons, up 20.7 million gallons, or nearly 60 percent, over the same period last year.

OTHER INCOME, INTEREST EXPENSE AND TAXES

      Other income of $10.7 million for the 1999 first half rose $5.2 million over the year-earlier period, due largely to a $2.9 million first quarter 1999 gain from the sale of coal properties. Interest expense of $81.7 million was relatively unchanged from the 1998 period.

      Income tax expense of $89.4 million for the 1999 first half rose $9.2 million from the year-earlier period, primarily due to higher income in 1999. Income benefited from as a result of tax planning initiatives in the 1998 first quarter and to a lesser extent in the 1999 second quarter.

      Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with 1998 revenues of nearly $6.6 billion and assets of about $7 billion. Its operating companies engage in all phases of the natural gas business, including exploration and production, transmission, storage and distribution, as well as commodities marketing, energy management, propane sales and electric power generation, sales and trading. Information about Columbia Energy Group (NYSE:CG) is available on the Internet at www.columbiaenergygroup.com.

      This press release contains "forward-looking statements" within the meaning of the Federal securities laws, including statements concerning, on a consolidated, segment or subsidiary basis, Columbia's plans, objectives and expected performance. There can be no assurance that actual results will not differ materially due to various factors, many of which are beyond the control of Columbia, including, but not limited to, competition, the regulatory approval process, weather, supply and demand for natural gas, electricity and propane and changes in general economic conditions.

      The quarterly conference call between Oliver G. Richard III, Columbia's chairman, president and CEO, Michael W. O'Donnell, Columbia's chief financial officer, and security analysts will be available, in a listen-only mode, via the Internet at http://www.columbiaenergygroup.com for investors, the press and other members of the public. The discussion, including statements by Richard and ODDBALL, will begin today, July 15, at 1:30 p.m. Eastern time.

      To connect via the Internet, access our web site at www.columbiaenergygroup.com and go to the Investor Information section of the site. Next, access the prep-event' page and connect to the conference call. From this site you will be able to listen to the call as well as test your browser and/or download the required Realizer(TM) plug-in. A playback of the call will also be available later that afternoon from the audio archive section of our web site.

                              COLUMBIA ENERGY GROUP
                     Summary of Financial and Operating Data


                                                                  THREE MONTHS                      SIX MONTHS
                                                                  ENDED JUNE 30,                    ENDED JUNE 30,
                                                               1999             1998             1999             1998
                                                             --------         --------         --------         --------
INCOME STATEMENT DATA
($ in millions)

Net Revenues
   Energy sales .....................................         1,487.6          1,147.4          3,747.8          2,745.4
   Less: Products purchased .........................         1,294.7            936.8          3,191.6          2,156.0
                                                             --------         --------         --------         --------

   Gross Margin .....................................           192.9            210.6            556.2            589.4

   Transportation ...................................           144.9            121.5            355.6            282.7
   Production gas sales .............................             9.5             11.7             19.9             29.1
   Other ............................................            49.2             41.8            116.1            106.9
                                                             --------         --------         --------         --------
Total Net Revenues ..................................           396.5            385.6          1,047.8          1,008.1
                                                             --------         --------         --------         --------

Operating Expenses
   Operation and maintenance ........................           231.8            216.9            479.9            423.0
   Settlement of gas supply charges .................            --               --              (29.8)            --
   Depreciation and depletion .......................            58.4             52.8            135.2            126.0
   Other taxes ......................................            42.0             45.0            125.6            134.0
                                                             --------         --------         --------         --------
Total Operating Expenses ............................           332.2            314.7            710.9            683.0
                                                             --------         --------         --------         --------

Operating Income ....................................            64.3             70.9            336.9            325.1
                                                             --------         --------         --------         --------

Other Income (Deductions)
   Interest income and other, net ...................             6.5              3.2             10.7              5.5
   Interest expense and related charges .............           (40.6)           (38.5)           (81.7)           (80.1)
                                                             --------         --------         --------         --------
Total Other Income (Deductions) .....................           (34.1)           (35.3)           (71.0)           (74.6)
                                                             --------         --------         --------         --------

Income before Income Taxes ..........................            30.2             35.6            265.9            250.5
Income Taxes ........................................             4.1             12.8             89.4             80.2
                                                             --------         --------         --------         --------

Net Income ..........................................            26.1             22.8            176.5            170.3
                                                             ========         ========         ========         ========

PER SHARE DATA
   Basic Earnings Per Share of Common Stock ($) .....            0.32             0.27             2.13             2.04
   Diluted Earnings Per Share of Common Stock ($) ...            0.32             0.27             2.12             2.03

   Basic Average Common Shares Outstanding (millions)            82.3             83.3             82.8             83.3
   Diluted Average Common Shares (millions) .........            82.8             83.7             83.2             83.7

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)



OPERATING INCOME (LOSS) BY SEGMENT
($ in millions)

                       TRANSMISSION AND STORAGE OPERATIONS

                                              THREE MONTHS                SIX MONTHS
                                              ENDED JUNE 30,              ENDED JUNE 30,
                                           --------------------        ---------------------
                                            1999          1998          1999           1998
                                           ------        ------        ------         ------
OPERATING REVENUES
   Transportation revenues ........         134.5         134.5         316.9          314.6
   Storage revenues ...............          43.7          45.7          94.0           92.3
   Other revenues .................           4.6           4.9          25.2           23.1
                                           ------        ------        ------         ------
 Total Operating Revenues .........         182.8         185.1         436.1          430.0
                                           ------        ------        ------         ------

 OPERATING EXPENSES
   Operation and maintenance ......          86.6          89.0         183.5          174.5
   Settlement of gas supply charges          --            --           (29.8)          --
   Depreciation ...................          26.9          24.0          53.6           50.0
   Other taxes ....................          13.4          13.3          28.7           28.9
                                           ------        ------        ------         ------
 Total Operating Expenses .........         126.9         126.3         236.0          253.4
                                           ------        ------        ------         ------

 OPERATING INCOME .................          55.9          58.8         200.1          176.6
                                           ======        ======        ======         ======


                       DISTRIBUTION OPERATIONS

                                        THREE MONTHS                  SIX MONTHS
                                       ENDED JUNE 30,                ENDED JUNE 30,
                                     ---------------------       ---------------------
                                       1999          1998          1999           1998
                                     -------       -------       -------        -------
NET REVENUES
  Sales revenues ............          252.7         276.5       1,163.8        1,020.5
  Less:  Cost of gas sold ...          155.4         158.3         822.0          639.8
                                     -------       -------       -------        -------
  Net Sales Revenues ........           97.3         118.2         341.8          380.7
                                     -------       -------       -------        -------

  Transportation revenues ...           66.7          35.8         173.7           93.5
  Less:  Associated gas costs            9.0           4.4          18.9           10.0
                                     -------       -------       -------        -------
  Net Transportation Revenues           57.7          31.4         154.8           83.5
                                     -------       -------       -------        -------

Net Revenues ................          155.0         149.6         496.6          464.2
                                     -------       -------       -------        -------

OPERATING EXPENSES
  Operation and maintenance .           97.2          92.0         209.6          183.9
  Depreciation ..............           17.1          16.7          53.1           50.5
  Other taxes ...............           24.1          27.5          87.1           96.3
                                     -------       -------       -------        -------
Total Operating Expenses ....          138.4         136.2         349.8          330.7
                                     -------       -------       -------        -------

OPERATING INCOME ............           16.6          13.4         146.8          133.5
                                     =======       =======       =======        =======

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)



                      EXPLORATION AND PRODUCTION OPERATIONS

                                        THREE MONTHS                 SIX MONTHS
                                        ENDED JUNE 30,              ENDED JUNE 30,
                                     --------------------        --------------------
                                      1999          1998          1999          1998
                                     ------        ------        ------        ------
OPERATING REVENUES
   Gas revenues .............          27.9          28.8          53.8          62.4
   Other revenues ...........           3.6           3.6           8.2           7.4
                                     ------        ------        ------        ------
Total Operating Revenues ....          31.5          32.4          62.0          69.8
                                     ------        ------        ------        ------

OPERATING EXPENSES
   Operation and maintenance           13.4          12.4          26.3          22.8
   Depreciation and depletion           8.7           8.7          18.2          18.9
   Other taxes ..............           2.5           2.8           5.0           5.2
                                     ------        ------        ------        ------
Total Operating Expenses ....          24.6          23.9          49.5          46.9
                                     ------        ------        ------        ------

OPERATING INCOME ............           6.9           8.5          12.5          22.9
                                     ======        ======        ======        ======


                              MARKETING OPERATIONS

                                         THREE MONTHS                   SIX MONTHS
                                         ENDED JUNE 30,                ENDED JUNE 30,
                                    -----------------------        -----------------------
                                     1999            1998           1999            1998
                                    -------         -------        -------         -------
OPERATING REVENUES
   Gas revenues ............          858.5           781.7        1,993.4         1,640.8
   Power revenues ..........          356.5            91.5          551.2            97.8
                                    -------         -------        -------         -------
Total Operating Revenues ...        1,215.0           873.2        2,544.6         1,738.6

Less:  Products purchased ..        1,198.7           861.5        2,522.7         1,715.6
                                    -------         -------        -------         -------

Gross Margin ...............           16.3            11.7           21.9            23.0
                                    -------         -------        -------         -------

OPERATING EXPENSES
   Operation and maintenance           23.8            18.0           47.7            33.5
   Depreciation ............            2.4             0.7            4.4             1.4
   Other taxes .............            0.6             0.6            1.8             1.2
                                    -------         -------        -------         -------
Total Operating Expenses ...           26.8            19.3           53.9            36.1
                                    -------         -------        -------         -------

OPERATING (LOSS) ...........          (10.5)           (7.6)         (32.0)          (13.1)
                                    =======         =======        =======         =======

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)



                  PROPANE, POWER GENERATION AND LNG OPERATIONS


                                                   THREE MONTHS                   SIX MONTHS
                                                   ENDED JUNE 30,                ENDED JUNE 30,
                                               ---------------------         --------------------
                                                1999           1998           1999          1998
                                               ------         ------         ------        ------
NET REVENUES
   Propane revenues ...................          13.1            9.7           45.8          34.4
   Petroleum revenues .................          21.4           --             21.4          --
                                               ------         ------         ------        ------
   Total Propane and Petroleum Revenues          34.5            9.7           67.2          34.4
   Less: Products purchased ...........          27.1            5.6           43.2          18.5
                                               ------         ------         ------        ------

   Net Propane and Petroleum Revenues .           7.4            4.1           24.0          15.9

   Power generation ...................           1.5            2.3            3.5           3.8

   Other revenues .....................           5.6            3.6           11.2           7.6
                                               ------         ------         ------        ------

Net Revenues ..........................          14.5           10.0           38.7          27.3
                                               ------         ------         ------        ------

OPERATING EXPENSES
   Operation and maintenance ..........          12.2            8.5           25.2          16.8
   Depreciation .......................           2.2            1.2            3.6           2.2
   Other taxes ........................           0.6            0.5            1.3           1.0
                                               ------         ------         ------        ------
Total Operating Expenses ..............          15.0           10.2           30.1          20.0
                                               ------         ------         ------        ------

OPERATING INCOME (LOSS) ...............          (0.5)          (0.2)           8.6           7.3
                                               ======         ======         ======        ======


                                    CORPORATE

                                              THREE MONTHS                     SIX MONTHS
                                             ENDED JUNE 30,                 ENDED JUNE 30,
                                          ---------------------          ---------------------
                                            1999         1998              1999          1998
                                          --------     --------          --------      ---------
OPERATING INCOME (LOSS)...............       (4.1)         (2.0)               0.9        (2.1)
                                             ====          ====                ===        ====

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)



                                                                    JUNE 30, 1999               DECEMBER 31, 1998
                                                                    -------------               -----------------
CAPITALIZATION
($ in millions)

Common Stock Equity
     Common stock,  $.01 par value, authorized
     200,000,000 shares, outstanding 82,013,792
     and 83,511,878 shares, respectively* ...............                   0.8                         835.1

     Additional paid in capital .........................               1,599.8                         761.8

     Retained earnings ..................................                 550.9                         409.5

     Unearned employee compensation .....................                  (0.6)                         (0.9)

     Accumulated other comprehensive income:
       Foreign currency translation adjustment ..........                  --                            (0.2)

     Treasury stock, at cost (1,539,800 shares held as of
       June 30, 1999) ...................................                 (79.9)                         --
                                                                        -------                       -------

Total Common Stock Equity ...............................               2,071.0                       2,005.3

Long-Term Debt ..........................................               1,950.6                       2,003.1
                                                                        -------                       -------

Total Capitalization ....................................               4,021.6                       4,008.4
                                                                        =======                       =======

Short-Term Debt .........................................                 174.5                         144.8
                                                                        =======                       =======


* The par value of the common stock was reduced from $10 to $.01 per share and the number of authorized shares of common stock increased from 100 million to 200 million effective May 19, 1999.

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)


                                                          THREE MONTHS                      SIX MONTHS
                                                          ENDED JUNE 30,                    ENDED JUNE 30,
                                                    --------------------------        ---------------------------
                                                       1999             1998             1999              1998
                                                    ---------        ---------        ---------         ---------
TOTAL REVENUES ($ IN MILLIONS) .............          1,700.2          1,326.8          4,258.3           3,174.1

AVERAGE PRICE OF GAS PRODUCTION ($ PER MCF)
     U.S ...................................             2.69             2.81             2.56              3.09
     Canada ................................             2.24             2.66             2.41              2.79

OPERATING DATA
   Gas Production (billion cubic feet):
     U.S ...................................             10.2             10.2             20.8              20.1
     Canada ................................              0.1              0.1              0.1               0.1
                                                    ---------        ---------        ---------         ---------
     Total .................................             10.3             10.3             20.9              20.2
                                                    =========        =========        =========         =========

   Propane gallons sold (millions) .........             16.5             10.0             55.5              34.8
                                                    =========        =========        =========         =========

   Marketing volumes sold
     Gas sales (billion cubic feet) ........            391.4            347.4            945.2             711.6
     Power sales (gigawatt hours) ..........            9,910            3,048           17,756             3,353

THROUGHPUT
Transmission (billion cubic feet):
   Transportation
      Columbia Transmission
        Market area ........................            164.4            166.9            558.4             523.6
      Columbia Gulf
        Mainline ...........................            149.5            151.1            296.9             281.8
        Short-haul .........................             58.0             59.4            108.6             121.6
Intrasegment eliminations ..................           (145.6)          (147.4)          (284.3)           (272.4)
                                                    ---------        ---------        ---------         ---------
Total Throughput ...........................            226.3            230.0            679.6             654.6
                                                    =========        =========        =========         =========

Distribution (billion cubic feet):
   Gas sales ...............................             21.2             28.8            114.2             129.0
   Transportation ..........................             76.9             62.5            184.8             146.6
                                                    ---------        ---------        ---------         ---------
Total Throughput ...........................             98.1             91.3            299.0             275.6
   Off-system sales ........................              9.2             22.4            165.5              51.4
                                                    ---------        ---------        ---------         ---------
Total Sold and Transported .................            107.3            113.7            464.5             327.0
                                                    =========        =========        =========         =========

DEGREE DAYS (DISTRIBUTION SERVICE TERRITORY)
    Actual .................................              483              518            3,261             2,837
    Normal .................................              580              580            3,527             3,527
    % Colder (warmer) than normal ..........              (17)             (11)              (8)              (20)
    % Colder (warmer) than prior period ....               (7)             (38)              15               (20)


                                      # # #